Exhibit 99.1

1615 Poydras St. ▪ New Orleans, LA 70112	Financial Contact:	Media Contact:
	David P. Joint	William L. Collier
	(504) 582-4203	(504) 582-1750

McMoRan Exploration Co. Names
James R. Moffett President and Chief Executive Officer

NEW ORLEANS, LA, May 3, 2010 – McMoRan Exploration Co. (NYSE: MMR) announced today that James R. Moffett will be named to the additional role of President and Chief Executive Officer following the retirement of Glenn A. Kleinert.  James R. Moffett and Richard C. Adkerson will continue as Co-Chairmen of MMR’s Board of Directors.

James R. Moffett and Richard C. Adkerson, Co-Chairmen of MMR said:  “We appreciate Glenn’s many contributions throughout his distinguished career with McMoRan.  Since joining our organization nearly 25 years ago, Glenn has played a key role in numerous land and partnership transactions and in building our team.  We wish him all the best in his retirement.”

Glenn A. Kleinert, age 67, joined the organization in 1986 and has served as President and CEO since 2004.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area.  Additional information about McMoRan is available on its internet website “www.mcmoran.com”.

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